EXHIBIT 99.1

     Trimble to Acquire TracerNet to Expand Fleet Management Market Presence

     ORLANDO, Fla., Feb. 17, 2004 - Trimble (NASDAQ:TRMB) announced today that it has agreed to acquire privately-held TracerNet Corporation of Chantilly,
Virginia, a provider of wireless fleet management solutions, in an all cash transaction. Terms were not disclosed. Completion of the transaction, anticipated in March, is subject to the usual and customary closing conditions.

     As part of the acquisition, TracerNet and Trimble's Mobile Solutions Division will be consolidated under a new legal entity, Trimble Mobile Solutions, Inc., which will operate as a wholly owned subsidiary of Trimble.

     "With this acquisition, we will focus on integrating the best features from each company to offer more diverse and complete fleet management solutions," said Steven W. Berglund, president and CEO of Trimble. "TracerNet's strength lies in its ability to deeply integrate fleet information with enterprise software applications, and Trimble intends to leverage this competency beyond construction to allow us to serve large enterprise fleets. This combination shows our commitment to the fleet management market and it allows us to more quickly build scale as we head towards profitability in this segment."

     The announcement was made today at the World of Concrete, the industry's largest annual commercial construction show.

Trimble Mobile Solutions Division

     Trimble's Mobile Solutions Division offers complete solutions for mobile resource management (MRM), which include location-aware mobile devices, software, wireless communications and Internet location-based services. The division focuses on advanced wireless applications for fleet and workforce management, including construction, waste management, service, utility, and enterprise vehicles.

About Trimble

     Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies as well as wireless communications and software to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

     For an interactive look at company news and products, visit Trimble's Web site at http://www.trimble.com.

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     Certain   statements  made  in  this  press  release  are  forward  looking statements  within the meaning of Section 27A of the  Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that include the timing of the TracerNet acquisition, as well as Trimble's strategic and operational plans to integrate the two companies operations and market new product offerings. Actual results may differ from those set forth in this press release due to certain risks and uncertainties, including the ability to achieve market acceptance of product offerings from the acquisition and the risks inherent in acquiring and integrating a company, unanticipated expenditures and changing relationships with customers. Among other things, economic trends and additional competitive issues may have an adverse effect on the success of the proposed acquisition. These and other risks are detailed from time to time in reports filed with the SEC, including Trimble's quarterly reports on Form 10-Q and its annual report on Form 10-K. The consummation of the acquisition is subject to certain closing conditions and it may not be consummated on the terms proposed or at all.